EMPLOYMENT AGREEMENT


      This Employment Agreement is made and entered into as of April 1, 1997, by and between McHenry Metals Golf Corp, a Nevada corporation and McHenry Metals, Inc., an Illinois corporation, herein collectively referred to as "McHenry" and Mario Cesario, herein referred to as "Cesario".

                      ARTICLE 1.  TERM OF EMPLOYMENT

      Section 1.01 McHenry hereby employs Cesario and Cesario hereby accepts employment with McHenry for an initial period commencing on April 15, 1997 and terminating on December 31, 1998.

      Section 1.02 This agreement shall be renewed automatically for succeeding terms of one year unless either party gives notice to the other at least sixty (60) days prior to the expiration of any term of his or its intention not to renew.

      Section 1.03 As used herein, the phrase "employment term" refers to the entire period of employment of Cesario by McHenry hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between the parties.

              ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

      Section 2.01 Cesario shall serve as Director of Research and Development of McHenry to design, develop, invent, improve methods, and devices relating to the manufacturing and development of golf clubs, golf club shafts, grips, and related components as well as systems for fabrication thereof.

      Section 2.02 (a)       Cesario shall devote his entire productive time,
ability, and attention to the business of McHenry during the term of this contract.


                 (b) Cesario shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of McHenry's Board of Directors or Executive Committee. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors or Executive Committee.


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                 (c)  This agreement shall not be interpreted to prohibit
Cesario from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Cesario shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of McHenry.

      Section 2.03 During the term of this contract, Cesario shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officers, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of McHenry. Provided, however, Cesario may continue to have his name and/or likeness on an infomercial for "King Kong" woods for a period of twenty-four (24) months from the date hereof, provided further no such activities uses any of Cesario's time nor refers in any manner to McHenry.

      Section 2.04 Cesario hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Cesario therefore expressly agrees that McHenry, in addition to any other rights or remedies that McHenry may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Cesario.

      Section 2.05 (a)       The parties acknowledge and agree that during
the term of this agreement and in the course of the discharge of his duties hereunder, Cesario shall have access to and become acquainted with information concerning the operation and processes of McHenry including without limitation, financial, personnel, technical, patent, sales, scientific, and other information that is owned by McHenry and regularly used in the operation of McHenry's business, and that such information constitutes McHenry's trade secrets.

                 (b) Cesario specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

                 (c) Cesario acknowledges and agrees that the sale or unauthorized use or disclosure of any of McHenry's trade secrets obtained by Cesario during the course of his employment under this agreement, including information concerning McHenry's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Cesario promises and agrees not to engage in any unfair competition with McHenry, either during the term of this agreement or at any other time thereafter.

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                 (d)         Cesario further agrees that all files, records,
documents, drawings, specifications, equipment, and similar items relating to McHenry's business, whether prepared by Cesario or others, are and shall remain exclusively the property of McHenry and that they shall not be removed from the premises of McHenry.

      Section 2.06 (a)       Cesario promises and agrees that he will
promptly and fully inform McHenry of and disclose to McHenry all inventions, designs, improvements, and discoveries that he makes during the term of this agreement, whether individually or jointly in collaboration with others, which pertain or relate to the business of McHenry or to any experimental work carried on by McHenry, whether or not conceived during regular working hours.

                 (b) Cesario shall make full disclosure to McHenry immediately after creating any invention, making any discovery, or developing or improving any processes, methods, formulas, machines, or devices, and shall thereafter keep McHenry fully informed at all times of all progress in connection therewith.

      Section 2.07 (a)       Cesario agrees that any and all intellectual
properties, including, but not limited to, all ideas, concepts, themes, inventions, designs, improvements, and discoveries conceived, developed, or written by Cesario, either individually or jointly in collaboration with others, pursuant to this agreement, shall belong to and be the sole and exclusive property of McHenry.

                 (b) Cesario further agrees to submit any dispute regarding whether any intellectual property was conceived, developed, or written pursuant to this agreement to a review process pursuant to McHenry's rules and policies.

                 (c) Cesario further agrees that all rights in all intellectual properties prepared by him pursuant to this agreement, including patent rights, trademarks and copyrights applicable to any of the intellectual properties described hereinabove, shall belong exclusively to McHenry, shall constitute "works made for hire," and shall be assigned promptly by Cesario to McHenry. Cesario further agrees to assist McHenry in obtaining patents on all such inventions, designs, improvements, and discoveries that are patentable or copyright registration on all such works of creation that are copyrightable, and shall execute all documents and do all things necessary to obtain patent or copyright registration, vest McHenry with full and exclusive title, and protect against infringement by others.

                 (d) Cesario further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to McHenry's business, whether prepared by Cesario or others, are and shall remain exclusively the property of McHenry and that they shall not be removed from the premises of McHenry.

      Section 2.08 (a)       McHenry shall have the right to use the name of
Cesario as part of the trade name or trademark of McHenry if it should be deemed advisable to do so. Any

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trade name or trademark, of which the name of
Cesario is a part, that is adopted by McHenry during the employment of Cesario may be used thereafter by McHenry for as long as McHenry deems advisable.

                 (b) Cesario shall not, without the prior written consent of McHenry, either during the term of this agreement or at any time thereafter, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by McHenry, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with McHenry and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its employees with McHenry.

                    ARTICLE 3.  OBLIGATIONS OF EMPLOYER

      Section 3.01 McHenry shall provide Cesario with the compensation, incentives, benefits, and business expense reimbursement specified herein.

      Section 3.02 McHenry shall provide Cesario with a private office, stenographic help, office equipment, supplies, and other shop facilities and services, suitable to Cesario's position and adequate for the performance of his duties.

      Section 3.03 McHenry shall indemnify Cesario for all losses sustained by Cesario in direct consequence of the discharge of his duties on McHenry's behalf.

                   ARTICLE 4.  COMPENSATION OF EMPLOYEE

      Section 4.01 (a)       As compensation for the services to be performed
hereunder, Cesario shall receive a salary at the rate of $65,000 per annum, payable not less than once each month, on or before the 30th day of each month.

                 (b) Cesario shall receive such annual increases in salary as may be determined by McHenry's Board of Directors or Executive Committee.

      Section 4.02 (a)       In addition to all other compensation payable to
Cesario, McHenry will pay to Cesario a royalty upon the sale or license of "metal woods" golf clubs designed by Cesario or by Cesario individually or in collaboration with others during the term of this Agreement.

                 (b) One dollar ($1.00) on each such golf club sold by McHenry during the term of this Agreement, for the first five hundred thousand (500,000) sales; $.50 for the next five hundred thousand (500,000) sales; and $.25 for all such sales in excess of one million (1,000,000) sales. For the purposes hereof "unit" shall mean: each driver or fairway wood.


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                 (c)  In the event McHenry shall license the manufacture or assembly and sale of such golf clubs by others, McHenry will pay to Cesario a royalty for each such sale by any such licensee in the amount and included in the royalty set forth above.

                 (d) All question of whether, when, how, and to whom licenses shall be generated, shall be determined in the sole discretion of McHenry.

                 (e) All such royalties shall be paid quarterly in arrears, commencing April 15, 1998, and continuing on the 15th day of each quarter thereafter, based on sales collections and shall exclude returns, and such golf clubs supplied for demonstration or promotional purposes.

                 (f) This royalty will not be assigned by Cesario and any such assignment or assignment to such payments, by operation of law or otherwise, except to Cesario's estate, or heirs at law, shall be void and of no effect whatsoever.

      Section 4.03 (a)       As additional compensation, McHenry will issue
to Cesario, as of the effective date of this Agreement, Sixty Thousand (60,000) shares of the common stock of McHenry.

                 (b) All shares issued to Cesario pursuant to this provision shall be subject to restriction, in addition to those imposed by Rule 144 of the Rules of the Securities and Exchange Commission, that McHenry shall have the right and option, but not the obligation, to repurchase such shares should Cesario resign or terminate his employment, except by his death, be terminated for cause, give notice not to renew such employment, or be in breach of any covenant herein.

                      (i) If during the period one (1) year from the date hereof, all of such shares;
                      (ii) If during the period two (2) years from the date hereof, 40,000 of such shares; and
                      (iii) If during the period three (3) years from the date hereof, 20,000 shares.

                 (c) The repurchase price of such shares shall be $.10 per share.

                 (d) The shares certificate or certificates shall bear a legend referring to this Agreement which shall bind any transferee of such shares subject to this Agreement in addition to all other restrictions or limitations. Upon transfer of any such shares, McHenry shall remove such legend as to shares no longer subject to this Agreement.

                 (e) McHenry shall give written notice of exercise of this right and option within thirty (30) days of any such termination or material breach to Cesario or any such holder of such shares then subject to this Agreement and within thirty (30) days


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thereafter such holder shall tender such shares subject to this Agreement as of the date of such notice to McHenry's transfer agent conditioned upon payment of the re-purchase price.

                 (f) In the event such shares are not tendered within such period, then McHenry shall place a stop order on any further transfers of such shares subject to this Agreement, and all rights and privileges of the holder of such shares shall terminate.

                 (g) The provisions of this Agreement shall bind and inure to the benefit of the parties, their permissible assigns, heirs and successors. In the event that such shares are acquired in any merger or stock exchange, the provisions hereof shall apply to any such shares on a prorata basis issued in exchange for McHenry's shares then subject to this Agreement.

                       ARTICLE 5.  EMPLOYEE BENEFITS

      Section 5.01 Cesario shall be entitled to 10 vacation days each year accrued prorata bimonthly in accordance with McHenry's Employee Policy Manual. Cesario may be absent from his employment for vacation only at such times as McHenry's Executive Committee shall determine from time to time. In the event Cesario is unable for any reason to take the total amount of vacation time authorized during any year, he may accrue that time and carry unused time forward to the next benefit year, provided that the total amount of accrued and unused vacation benefits shall not exceed a total of 15 days at any time. Vacation compensation shall be paid at his base rate at the time taken. No vacation pay will be paid for unused vacation time while employed. Upon termination of employment he will be paid for any unused vacation time accrued through the last day of employment.

      Section 5.02 Cesario shall be entitled to 5 days per year as sick leave accrued prorata monthly compensated at his base pay rate in accordance with McHenry's Employee Policy Manual. Unused sick leave shall not be accumulated beyond 5 days. Sick leave benefits will not be paid if not used.

      Section 5.03 McHenry agrees to include Cesario in the coverage of its medical, major medical, hospital, dental, and eye care insurance when obtained by McHenry subject to eligibility.

                       ARTICLE 6.  BUSINESS EXPENSES

      Section 6.01 (a)       McHenry shall promptly reimburse Cesario for all
reasonable business expenses incurred by Cesario in connection with the business of McHenry.

                 (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of McHenry.

                 (c) Each such expenditure shall be reimbursable only if Cesario furnishes to McHenry adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.


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      Section 6.02    In the event that any expenses paid for Cesario or any
reimbursement of expenses paid to Cesario shall, on audit or other examination of McHenry's income tax returns, be determined not to be allowable deductions from McHenry's gross income, and in the further event that this determination shall be acceded to by McHenry or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Cesario shall repay to McHenry the full amount of the disallowed expenses.

      Section 6.03 In order to reimburse Cesario for his ordinary automobile expenses, McHenry shall pay to Cesario the sum of $600 per month as a automobile expense payable monthly. Cesario shall be responsible for all reporting requirements.

                   ARTICLE 7.  TERMINATION OF EMPLOYMENT

      Section 7.01 (a)       McHenry reserves the right to terminate this
agreement if Cesario wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

                 (b) McHenry may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Cesario without prejudice to any other remedy to which McHenry may entitled either at law, in equity, or under this agreement.

                 (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

                 (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

      Section 7.02 (a)       This agreement shall be terminated upon the
death of Cesario.

                 (b) McHenry reserves the right to terminate this agreement not less than three months after Cesario suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving 10 days' written notice of termination to Cesario.

                 (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

      Section 7.03 (a)       This agreement shall be terminated by any
voluntary or involuntary dissolution of McHenry resulting from either a merger or consolidation in which


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McHenry is not the consolidated or surviving
corporation, or a transfer of all or substantially all of the assets of McHenry.

                 (b) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

      Section 7.04 Notwithstanding any provision of this agreement, if McHenry terminates this agreement without cause, it shall pay Cesario an amount equal to three (3) months' salary at the then current rate of compensation.

      Section 7.05 Notwithstanding any provision of this agreement, if McHenry terminates this agreement without cause or shall give notice of its intention not to renew as provided in Section 1.02, or is terminated pursuant to Section 7.02(a), (b), or 7.03(a), then McHenry shall continue to pay to Cesario, heirs or personal representative, for a period of one (1) year after the effective date thereof, such royalties which may come due pursuant to
Section 4.02 of this agreement.

                      ARTICLE 8.  GENERAL PROVISIONS

      Section 8.01 Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notice shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

      Section 8.02 (a)       Any controversy between McHenry and Cesario
involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

                 (b) McHenry and Cesario shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

                 (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

      Section 8.03 If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.


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      Section 8.04    This agreement supersedes any and all other
agreements, either oral or in writing, between the parties hereto with respect to the employment of Cesario by McHenry and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

      Section 8.05 Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

      Section 8.06 The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

      Section 8.07 If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

      Section 8.08 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      Executed at Carlsbad, California, as of the day and year first above appearing.

McHENRY                                 CESARIO

McHENRY METALS, INC.

      /s/ Bradley J. Wilhite                    /s/ Mario Cesario
By: __________________________________        ______________________________
                                              MARIO CESARIO
                                              233 Anita Ct.
                                              Redlands, CA 92373




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